Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933 Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2018 FOURTH QUARTER AND FULL YEAR RESULTS

GRAND RAPIDS, Mich., Jan. 29, 2019 - Independent Bank Corporation (NASDAQ: IBCP) reported fourth quarter 2018 net income of $9.9 million, or $0.41 per diluted share, versus net income of $1.7 million, or $0.08 per diluted share, in the prior-year period.  For the year ended Dec. 31, 2018, the Company reported net income of $39.8 million, or $1.68 per diluted share.  This compares to net income of $20.5 million, or $0.95 per diluted share, in 2017.  The increase in fourth quarter earnings as compared to 2017, primarily reflects an increase in net interest income and a decrease in income tax expense that were partially offset by a decrease in non-interest income and by increases in the provision for loan losses and in non-interest expense. The increase in full year 2018 earnings as compared to 2017, primarily reflects increases in net interest income and in non-interest income and a decrease in income tax expense that were partially offset by increases in the provision for loan losses and in non-interest expense.

Significant items impacting comparable fourth quarter and full year 2018 and 2017 results include the following:

•
The acquisition of TCSB Bancorp, Inc. (“TCSB”), and its subsidiary, Traverse City State Bank, on Apr. 1, 2018 (referred to as the “Merger” or “TCSB Acquisition”) and the associated data processing systems conversions in June 2018.  The total assets, loans and deposits acquired in the Merger were approximately $343.5 million, $295.8 million (including $1.3 million of loans held for sale) and $287.7 million, respectively.

•
Merger related expenses of $0.1 million ($0.004 per diluted share, after taxes) and $3.5 million ($0.115 per diluted share, after taxes) for the fourth quarter and year ended Dec. 31, 2018, respectively, and $0.3 million ($0.009 per diluted share, after taxes) for both the fourth quarter and year ended Dec. 31, 2017.

•
A loss on mortgage loans of $0.25 million ($0.008 per diluted share, after taxes) in the fourth quarter of 2018 on the pending sale of approximately $41.5 million of portfolio mortgage loans.  These loans were classified as held for sale at Dec. 31, 2018 and carried at the lower of cost or fair value.  This sale is expected to close on Jan. 31, 2019.

•
Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Change”) of a negative $2.4 million ($0.078 per diluted share, after taxes) and a positive $0.2 million ($0.006 per diluted share, after taxes) for the fourth quarter and full year of 2018, respectively, as compared to a positive change of $0.4 million ($0.011 per diluted share, after taxes) and a negative change $0.7 million ($0.022 per diluted share, after taxes) for the fourth quarter and full year of 2017, respectively.

•
The passage of the "Tax Cuts and Jobs Act" in the fourth quarter of 2017, which, among other things, reduced the federal corporate income tax rate to 21% (from 35%) effective January 1, 2018.  Further, as a result of the reduction in the federal corporate income tax rate, the Company’s deferred tax assets, net (“DTA”), were remeasured at Dec. 31, 2017.  This remeasurement resulted in a reduction of these net assets and a corresponding increase in income tax expense of $6.0 million (or $0.275 per diluted share), which was recorded in the fourth quarter of 2017.

The fourth quarter of 2018 was highlighted by:

•	58.9% and 41.3% increases in net income and diluted earnings per share, respectively, over the year ago quarter, when excluding the impact of the MSR Change and the 2017 DTA remeasurement.
•	Growth in net interest income of $7.4 million, or 31.5%, compared to the year ago quarter.
•	Total portfolio loan growth of $19.9 million (representing a 3.1% annualized rate).
•	Payment of a 15 cent per share dividend on Nov. 15, 2018.

The Company’s full year 2018 results were highlighted by:

•
56.6% and 42.7% increases in net income and diluted earnings per share, respectively, over the prior year, when excluding the impact of the MSR Change, Merger related expenses and the 2017 DTA remeasurement.

•	Growth in net interest income of $24.1 million, or 27.0%.
•	Total portfolio loan growth of $269.2 million, or 13.3%, excluding loans acquired in the Merger.
•	A $130.0 million, or 5.8%, increase in total deposits, excluding non-brokered deposits acquired in the Merger and brokered deposits.
•	A 4.5% increase in tangible book value per share to $12.90 at Dec. 31, 2018.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented:  “We are very pleased with our fourth quarter and full year 2018 results. For the fourth quarter of 2018, our return on average assets and return on average equity were 1.18% and 11.43%, respectively.  If you exclude the after tax impact of the negative MSR Change, these ratios improve to 1.41% and 13.61%, respectively. For the full year of 2018, our return on average assets and return on average equity were 1.27% and 12.38%, respectively. The favorable impact of the TCSB Acquisition, combined with strong loan origination activity, led to meaningful loan growth and increased net interest income.  Net income and diluted earnings per share increased significantly in 2018 due to greater operating leverage and efficiency as well as a reduced corporate income tax rate. Reflecting our success and our optimism about the future, we recently announced a 20% increase in our quarterly common stock cash dividend to 18 cents per share, to be paid on Feb 15, 2019.”

Operating Results

The Company’s net interest income totaled $30.7 million during the fourth quarter of 2018, an increase of $7.4 million, or 31.5% from the year-ago period, and an increase of $1.0 million, or 3.3%, from the third quarter of 2018. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.93% during the fourth quarter of 2018, compared to 3.65% in the year-ago quarter and 3.91% in the third quarter of 2018. The year-over-year quarterly increase in net interest income is due to the increase in the net interest margin as well as an increase in average interest-earning assets.  Average interest-earning assets were $3.12 billion in the fourth quarter of 2018 compared to $2.57 billion in the year-ago quarter and $3.04 billion in the third quarter of 2018. Fourth quarter 2018 interest income on loans includes $0.42 million of accretion of the discount recorded on the TCSB loans acquired in the Merger.  The total discount initially recorded on the TCSB loans acquired in the Merger was $6.5 million (or approximately 2.2% of the total TCSB loans acquired in the Merger).

For the full-year of 2018, net interest income totaled $113.3 million, an increase of $24.1 million, or 27.0% from 2017.  This increase is due to increases in the net interest margin and average interest-earning assets. The Company’s net interest margin for all of 2018 increased to 3.88% compared to 3.65% in 2017.  Full year 2018 interest income on loans includes $1.66 million of accretion of the discount recorded on the TCSB loans acquired in the Merger.  Average interest-earning assets totaled $2.94 billion in 2018 compared to $2.47 billion in 2017.

Non-interest income totaled $9.0 million and $44.8 million, respectively, for the fourth quarter and full year of 2018, compared to $11.4 million and $42.5 million in the respective comparable year ago periods.  These variances were primarily due to changes in interchange income and in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net), as described below.

The Company adopted Financial Accounting Standards Board Accounting Standards Update 2014-09 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) on Jan. 1, 2018, using the modified retrospective approach.  Although ASU 2014-09 did not have any impact on Jan. 1, 2018 shareholders’ equity or 2018 net income, it did result in some classification changes in non-interest income and non-interest expense as compared to the prior year period.  Specifically, in the fourth quarter and full year of 2018, interchange income and interchange expense each increased by $0.4 million and $1.5 million, respectively, due to classification changes under ASU 2014-09.

Net gains on mortgage loans were $2.0 million in the fourth quarter of 2018, compared to $2.9 million in the year-ago quarter.  For the full year of 2018, net gains on mortgage loans totaled $10.6 million compared to $11.8 million in 2017. An increase in mortgage loan sales volume in 2018 was more than offset by margin compression (due principally to competitive factors) and a loss recorded on a portfolio mortgage loan sale as described above.

Mortgage loan servicing generated a loss of $1.5 million and income of $1.0 million in the fourth quarters of 2018 and 2017, respectively. For all of 2018, mortgage loan servicing generated income of $3.2 million as compared to income of $1.6 million in 2017. This activity is summarized in the following table:

	Three Months Ended		Year Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Mortgage loan servicing:	(Dollars in thousands)
Revenue, net	$1,506	$1,138	$5,480	$4,391
Fair value change due to price	(2,395)	356	191	(719)
Fair value change due to pay-downs	(622)	(515)	(2,514)	(2,025)
Total	$(1,511)	$979	$3,157	$1,647

Capitalized mortgage loan servicing rights totaled $21.4 million at Dec. 31, 2018 compared to $15.7 million at Dec. 31, 2017.  As of Dec. 31, 2018, the Company serviced approximately $2.33 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $26.8 million in the fourth quarter of 2018, compared to $23.1 million in the year-ago period.  For the full year of 2018, non-interest expenses totaled $107.5 million versus $92.1 million in 2017.  These year-over-year increases in non-interest expense are primarily due to the TCSB Acquisition (including the aforementioned Merger related expenses) as well as higher performance based compensation and health insurance costs.

The Company recorded an income tax expense of $2.3 million and $9.3 million in the fourth quarter and full-year of 2018, respectively.  This compares to an income tax expense of $9.5 million and $18.0 million in the fourth quarter and full-year of 2017, respectively.  The decline in income tax expense is primarily due to a reduction in the statutory federal corporate income tax rate to 21% (from 35%) that became effective on Jan. 1, 2018, which was partially offset by an increase in income before income tax.  In addition, the fourth quarter and full year 2017 income tax expense was increased by $6.0 million due to the DTA remeasurement as described above.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “Non-performing loans and assets as well as loan net charge-offs remain at low levels.  In addition, thirty- to eighty-nine day delinquency rates at Dec. 31, 2018 were 0.03% for commercial loans and 0.29% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans (1) by loan type is as follows:

Loan Type	12/31/2018	12/31/2017	12/31/2016
	(Dollars in Thousands)
Commercial	$2,220	$646	$5,163
Consumer/installment	781	543	907
Mortgage	6,033	6,995	7,294
Total	$9,034	$8,184	$13,364
Ratio of non-performing loans to total portfolio loans	0.35%	0.41%	0.83%
Ratio of non-performing assets to total assets	0.31%	0.35%	0.72%
Ratio of the allowance for loan losses to non-performing loans	275.49%	275.99%	151.41%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans at Dec. 31, 2018 increased $0.85 million from Dec. 31, 2017.  This increase primarily reflects an increase in commercial non-performing loans.  Other real estate and repossessed assets totaled $1.3 million at Dec. 31, 2018, compared to $1.6 million at Dec. 31, 2017.

The provision for loan losses was an expense of $0.6 million and $0.4 million in the fourth quarters of 2018 and 2017, respectively.  The provision for loan losses was an expense of $1.5 million and $1.2 million for all of 2018 and 2017, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs.  The Company recorded loan net charge-offs of $0.1 million and net recoveries of $0.7 million in the fourth quarters of 2018 and 2017, respectively.  For all of 2018 and 2017, the Company recorded loan net recoveries of $0.8 million and $1.2 million, respectively.  At Dec. 31, 2018, the allowance for loan losses totaled $24.9 million, or 0.96% of portfolio loans (1.06% when excluding the remaining TCSB acquired loan balances), compared to $22.6 million, or 1.12% of portfolio loans, at Dec. 31, 2017.

Balance Sheet, Liquidity and Capital

Total assets were $3.35 billion at Dec. 31, 2018, an increase of $563.9 million from Dec. 31, 2017, primarily reflecting the impact of the TCSB Acquisition as well as loan growth.  Loans, excluding loans held for sale, were $2.58 billion at Dec. 31, 2018, compared to $2.02 billion at Dec. 31, 2017.

Deposits totaled $2.91 billion at Dec. 31, 2018, an increase of $512.9 million from Dec. 31, 2017.  The increase in deposits is primarily due to the TCSB Acquisition and growth in reciprocal deposits and brokered deposits.

Cash and cash equivalents totaled $70.2 million at Dec. 31, 2018, versus $54.7 million at Dec. 31, 2017. Securities available for sale totaled $427.9 million at Dec. 31, 2018, compared to $522.9 million at Dec. 31, 2017.

In the second quarter of 2018, the Company recorded $29.0 million of goodwill, a core deposit intangible (“CDI”) of $5.8 million and discounts of $6.5 million, $0.4 million and $1.5 million on loans, time deposits and borrowings (including subordinated debentures), respectively, related to the Merger.  These adjustments reflected the preliminary valuation of the assets acquired and liabilities assumed in the Merger.  In the third quarter of 2018, goodwill was reduced by $0.7 million (to $28.3 million) related to the collection of a TCSB acquired loan that had been charged off in full prior to the Merger.  Because of the status of the collection activities related to this loan at the time of the Merger, the Company determined that this transaction was a measurement period adjustment and reduced goodwill accordingly.  The goodwill is being periodically tested for impairment, and the CDI is being amortized over a ten year period ($0.2 million and $0.6 million of amortization for this CDI was recorded in the fourth quarter and last nine months of 2018, respectively).  The discounts will be accreted based on the lives of the related assets or liabilities.

Total shareholders’ equity was $339.0 million at Dec. 31, 2018, or 10.11% of total assets.  Tangible common equity totaled $304.3 million at Dec. 31, 2018, or $12.90 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	12/31/2018	12/31/2017	Well Capitalized Minimum
Tier 1 capital to average total assets	9.44%	9.78%	5.00%
Tier 1 common equity to risk-weighted assets	11.94%	12.95%	6.50%
Tier 1 capital to risk-weighted assets	11.94%	12.95%	8.00%
Total capital to risk-weighted assets	12.94%	14.10%	10.00%

Share Repurchase Plan

On Dec. 18, 2018, the Board of Directors of the Company authorized the 2019 share repurchase plan.  Under the terms of the 2019 share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.    The repurchase plan is authorized to commence on Jan. 1, 2019 and last through Dec. 31, 2019.

During the fourth quarter of 2018, the Company repurchased 587,969 shares under its 2018 share repurchase plan (which expired on Dec. 31, 2018) at an average cost of $21.57 per share.

The Company intends to accomplish the 2019 repurchases through open market transactions, though the Company could execute repurchases through other means, such as privately negotiated transactions.  The timing and amount of any share repurchases will depend on a variety of factors, including, among others, securities law restrictions, the trading price of the Company's common stock, other regulatory requirements, potential alternative uses for capital, and the Company's financial performance. The repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion. The Company expects to fund any repurchases from cash on hand.  Thus far in 2019 (through Jan. 25, 2019), the Company has repurchased 43,768 shares under its 2019 share repurchase plan at an average cost of $21.67 per share.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the quarterly and full-year results in a conference call for investors and analysts beginning at 11:00 am ET on Tuesday, Jan. 29, 2019.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides at the following event site/URL:  https://services.choruscall.com/links/ibcp190129.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10127131). The replay will be available through Feb. 5, 2019.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.4 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements that are not historical facts, including statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives, or assumptions of future events or performance, may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual strategies, actions, or results to differ materially from those expressed in them, and are not guarantees  of timing, future results, events, or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions, or results, based on management’s current expectations, assumptions, and estimates on the date hereof, there can be no assurance that actual strategies, actions or results will not differ materially from expectations. Therefore, readers are cautioned not to place undue reliance on such statements.  Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies.

In addition, factors that may cause actual results to differ from expectations regarding the April 1, 2018 acquisition of TCSB Bancorp, Inc. include, but are not limited to, the reaction to the transaction of the companies’ customers, employees and counterparties; customer disintermediation; inflation; expected synergies, cost savings and other financial benefits of the transaction might not be realized within the expected timeframes or might be less than projected; credit and interest rate risks associated with the parties' respective businesses, customers, borrowings, repayment, investment, and deposit practices; general economic conditions, either nationally or in the market areas in which the parties operate or anticipate doing business, are less favorable than expected; new regulatory or legal requirements or obligations; and other risks.

Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,
	2018	2017
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$23,350	$36,994
Interest bearing deposits	46,894	17,744
Cash and Cash Equivalents	70,244	54,738
Interest bearing deposits - time	595	2,739
Equity securities at fair value	393	-
Trading securities	-	455
Securities available for sale	427,926	522,925
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,359	15,543
Loans held for sale, carried at fair value	44,753	39,436
Loans held for sale, carried at lower of cost or fair value	41,471	-
Loans
Commercial	1,144,481	853,260
Mortgage	1,042,890	849,530
Installment	395,149	316,027
Total Loans	2,582,520	2,018,817
Allowance for loan losses	(24,888)	(22,587)
Net Loans	2,557,632	1,996,230
Other real estate and repossessed assets	1,299	1,643
Property and equipment, net	38,777	39,149
Bank-owned life insurance	55,068	54,572
Deferred tax assets, net	5,779	15,089
Capitalized mortgage loan servicing rights	21,400	15,699
Other intangibles	6,415	1,586
Goodwill	28,300	-
Accrued income and other assets	34,870	29,551
Total Assets	$3,353,281	$2,789,355

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$879,549	$768,333
Savings and interest-bearing checking	1,194,865	1,064,391
Reciprocal	182,072	50,979
Time	385,981	374,872
Brokered time	270,961	141,959
Total Deposits	2,913,428	2,400,534
Other borrowings	25,700	54,600
Subordinated debentures	39,388	35,569
Accrued expenses and other liabilities	35,771	33,719
Total Liabilities	3,014,287	2,524,422

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 23,579,725 shares at December 31, 2018 and 21,333,869 shares at December 31, 2017	377,372	324,986
Accumulated deficit	(28,270)	(54,054)
Accumulated other comprehensive loss	(10,108)	(5,999)
Total Shareholders’ Equity	338,994	264,933
Total Liabilities and Shareholders’ Equity	$3,353,281	$2,789,355

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$32,838	$31,000	$22,643	$116,865	$84,281
Interest on securities
Taxable	2,782	2,737	2,628	10,874	10,928
Tax-exempt	408	412	522	1,743	2,000
Other investments	393	303	233	1,291	1,100
Total Interest Income	36,421	34,452	26,026	130,773	98,309
Interest Expense
Deposits	5,006	3,976	2,021	14,478	6,775
Other borrowings and subordinated debentures	746	779	689	3,013	2,348
Total Interest Expense	5,752	4,755	2,710	17,491	9,123
Net Interest Income	30,669	29,697	23,316	113,282	89,186
Provision for loan losses	591	(53)	393	1,503	1,199
Net Interest Income After Provision for Loan Losses	30,078	29,750	22,923	111,779	87,987
Non-interest Income
Service charges on deposit accounts	3,092	3,166	3,208	12,258	12,673
Interchange income	2,669	2,486	2,154	9,905	8,023
Net gains on assets
Mortgage loans	2,026	2,745	2,876	10,597	11,762
Securities	209	93	198	138	260
Mortgage loan servicing, net	(1,511)	1,212	979	3,157	1,647
Other	2,466	2,134	2,029	8,760	8,168
Total Non-interest Income	8,951	11,836	11,444	44,815	42,533
Non-interest Expense
Compensation and employee benefits	15,572	16,169	13,985	62,078	55,089
Occupancy, net	2,245	2,233	2,070	8,912	8,102
Data processing	2,082	2,051	1,987	8,262	7,657
Furniture, fixtures and equipment	1,051	1,043	927	4,080	3,870
Merger related expenses	111	98	274	3,465	284
Communications	737	727	638	2,848	2,684
Interchange expense	728	715	287	2,702	1,156
Loan and collection	782	531	666	2,682	2,230
Advertising	577	594	354	2,155	1,905
Legal and professional	528	477	526	1,839	1,892
FDIC deposit insurance	331	270	286	1,081	894
Credit card and bank service fees	104	108	97	414	529
Net gains on other real estate and repossessed assets	(53)	(325)	(738)	(672)	(606)
Other	2,030	2,049	1,777	7,615	6,396
Total Non-interest Expense	26,825	26,740	23,136	107,461	92,082
Income Before Income Tax	12,204	14,846	11,231	49,133	38,438
Income tax expense	2,268	2,921	9,520	9,294	17,963
Net Income	$9,936	$11,925	$1,711	$39,839	$20,475
Net Income Per Common Share
Basic	$0.41	$0.49	$0.08	$1.70	$0.96
Diluted	$0.41	$0.49	$0.08	$1.68	$0.95

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$30,669	$29,697	$28,980	$23,936	$23,316
Provision for loan losses	591	(53)	650	315	393
Non-interest income	8,951	11,836	12,315	11,713	11,444
Non-interest expense	26,825	26,740	29,761	24,135	23,136
Income before income tax	12,204	14,846	10,884	11,199	11,231
Income tax expense	2,268	2,921	2,067	2,038	9,520
Net income	$9,936	$11,925	$8,817	$9,161	$1,711

Basic earnings per share	$0.41	$0.49	$0.37	$0.43	$0.08
Diluted earnings per share	0.41	0.49	0.36	0.42	0.08
Cash dividend per share	0.15	0.15	0.15	0.15	0.12

Average shares outstanding	23,988,810	24,148,768	24,109,322	21,364,708	21,332,053
Average diluted shares outstanding	24,339,782	24,514,814	24,509,963	21,674,375	21,661,133

Performance Ratios
Return on average assets	1.18%	1.46%	1.12%	1.34%	0.25%
Return on average common equity	11.43	13.83	10.57	14.04	2.51
Efficiency ratio (1)	67.11	63.63	71.14	66.72	66.14

As a Percent of Average Interest-Earning Assets (1)
Interest income	4.66%	4.53%	4.49%	4.15%	4.07%
Interest expense	0.73	0.62	0.56	0.44	0.42
Net interest income	3.93	3.91	3.93	3.71	3.65

Average Balances
Loans	$2,627,614	$2,550,302	$2,449,056	$2,062,847	$2,006,207
Securities available for sale	433,903	442,949	470,427	500,599	532,202
Total earning assets	3,121,640	3,038,221	2,963,982	2,611,890	2,574,779
Total assets	3,327,002	3,247,603	3,168,196	2,776,986	2,742,761
Deposits	2,873,889	2,789,969	2,701,362	2,417,906	2,340,593
Interest bearing liabilities	2,058,720	1,986,905	1,946,287	1,724,153	1,680,917
Shareholders' equity	344,779	341,998	334,626	264,584	270,099

End of Period
Capital
Tangible common equity ratio	9.17%	9.51%	9.41%	9.54%	9.45%
Average equity to average assets	10.36	10.53	10.56	9.53	9.85
Tangible common equity per share of common stock	$12.90	$12.84	$12.47	$12.46	$12.34
Total shares outstanding	23,579,725	24,150,341	24,143,044	21,374,816	21,333,869

Selected Balances
Loans	$2,582,520	$2,562,578	$2,467,317	$2,071,435	$2,018,817
Securities available for sale	427,926	436,957	450,593	489,119	522,925
Total earning assets	3,162,911	3,078,083	3,023,454	2,625,534	2,617,204
Total assets	3,353,281	3,297,124	3,234,522	2,793,119	2,789,355
Deposits	2,913,428	2,798,643	2,780,516	2,430,401	2,400,534
Interest bearing liabilities	2,098,967	2,036,770	1,988,495	1,719,771	1,722,370
Shareholders' equity	338,994	345,204	337,083	267,917	264,933

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21% in 2018 and 35% in 2017.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$30,669	$23,316	$113,282	$89,186
Add: taxable equivalent adjustment	126	286	510	1,123
Net interest income - taxable equivalent	$30,795	$23,602	$113,792	$90,309
Net interest margin (GAAP) (1)	3.91%	3.60%	3.85%	3.61%
Net interest margin (FTE) (1)	3.93%	3.65%	3.88%	3.65%

Adjusted Net Income, Earnings Per Diluted Share, Return on Equity and Return on Assets

Net Income	$9,936	$1,711	$39,839	$20,475
Deferred tax assets adjustment	-	5,965	-	5,965
Adjusted net income	$9,936	$7,676	$39,839	$26,440

Average diluted shares outstanding	24,339,782	21,661,133	23,768,795	21,650,199
Average total assets	$3,327,002	$2,742,761	$3,131,936	$2,650,189
Average shareholders' equity	$344,779	$270,099	$321,772	$261,768

Diluted earnings per share
Reported	$0.41	$0.08	$1.68	$0.95
Adjusted	$0.41	$0.35	$1.68	$1.22
Return on average assets(1)
Reported	1.18%	0.25%	1.27%	0.77%
Adjusted	1.18%	1.11%	1.27%	1.00%
Return on average common equity(1)
Reported	11.43%	2.51%	12.38%	7.82%
Adjusted	11.43%	11.28%	12.38%	10.10%

(1)	Annualized for three months ended December 31, 2018 and 2017.

Reconciliation of Non-GAAP Financial Measures (continued)
Independent Bank Corporation

Tangible Common Equity Ratio

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2017	December 31, 2017
	(Dollars in thousands)
Common shareholders' equity	$338,994	$345,204	$337,083	$267,917	$264,933
Less:
Goodwill	28,300	28,300	29,012	-	-
Other intangibles	6,415	6,709	7,004	1,500	1,586
Tangible common equity	$304,279	$310,195	$301,067	$266,417	$263,347

Total assets	$3,353,281	$3,297,124	$3,234,522	$2,793,119	$2,789,355
Less:
Goodwill	28,300	28,300	29,012	-	-
Other intangibles	6,415	6,709	7,004	1,500	1,586
Tangible assets	$3,318,566	$3,262,115	$3,198,506	$2,791,619	$2,787,769

Common equity ratio	10.11%	10.47%	10.42%	9.59%	9.50%
Tangible common equity ratio	9.17%	9.51%	9.41%	9.54%	9.45%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$338,994	$345,204	$337,083	$267,917	$264,933
Tangible common equity	$304,279	$310,195	$301,067	$266,417	$263,347
Shares of common stock outstanding (in thousands)	23,580	24,150	24,143	21,375	21,334

Common shareholders' equity per share of common stock	$14.38	$14.29	$13.96	$12.53	$12.42
Tangible common equity per share of common stock	$12.90	$12.84	$12.47	$12.46	$12.34

The tangible common equity ratio removes the effect of intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders’ equity per share of common stock.